Exhibit 5.16

CONSENT OF G MINING SERVICES INC.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

G MINING SERVICES INC.

/s/ Louis Gignac
By:	Louis Gignac, ing. M.Sc.D., Eng.
Chairman

Dated: May 15, 2020